EXHIBIT 10.8.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is executed as of December 12, 2002, between SAN CARLOS CO-TENANCY, a tenancy in common (“Landlord”), and NATUS MEDICAL, INC., a Delaware corporation (“Tenant”).

Recitals

A.    Pursuant to the terms of the written Lease Agreement between Tenant, as tenant, and Landlord, as landlord, dated August 24, 1998 (the “Original Lease”), as amended by that certain Lease Termination Agreement (the “Termination Agreement”) dated January 28, 1999 (which terminated the Lease as to a 3,825 square foot portion of the Premises), as amended by that certain First Amendment to Lease dated September 23, 1999 (the “First Amendment”), and as further amended by that certain Second Amendment to Lease dated May 1, 2002 (the “Second Amendment”), Tenant leases from Landlord those certain Premises containing approximately 30,369 rentable square feet of space in portions of the Buildings (as defined in the Original Lease). The Premises are located at the following addresses: 1501, 1541, 1547, 1549, and 1555 Industrial Road, San Carlos, California. The Original Lease as amended by the Termination Agreement, the First Amendment and the Second Amendment is herein referred to as the “Existing Lease.” As amended by this Amendment, the Existing Lease is herein referred to as the “Lease.” Capitalized terms not otherwise defined in this Amendment shall have the meanings given them in the Existing Lease.

B.    The Term of the Existing Lease is scheduled to expire on December 31, 2003 (the “Existing Expiration Date”).

C.    Landlord and Tenant desire to amend the Existing Lease to (i) extend the Term of the Existing Lease with respect to only a portion of the Premises identified as the Renewal Premises (as hereinafter defined), (ii) modify the existing Base Rent (for only the Renewal Premises) for a portion of the Term remaining prior to the Existing Expiration Date, (iii) establish the Base Rent for the Extended Term (as hereinafter defined), (iv) provide Tenant an option to renew the Term of the Lease in accordance with the provisions contained herein, (v) provide Tenant a right of first offer for a particular space in the Project, and (vi) for other purposes, all as set forth below. As herein defined, the term “Renewal Premises” means that portion of the original Premises containing approximately 26,299 square feet of space located at the following addresses: 1501, 1541, 1547 and 1549 Industrial Road, San Carlos, California. The Renewal Premises does not include approximately 4,070 square feet of space located at 1555 Industrial Road, San Carlos, California (identified in the Second Amendment as the “Additional Premises”). The Renewal Premises are identified on Exhibit A attached hereto and made a part hereof.

D.    Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Amendment shall have the same meanings given such terms in the Existing Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as that the Lease is amended as follows:

1.    Extended Term.    The Term of the Existing Lease for the Renewal Premises is hereby extended by two (2) years to expire on December 31, 2005 (the “New Expiration Date”), subject to Tenant’s option to extend the Term of the Lease for a period of five (5) years in accordance with the provisions set forth in Paragraph 3 below.

2.    Monthly Base Rent.    Base Rent for the period of January 1, 2003 through the Existing Expiration Date is hereby amended for only the Renewal Premises in accordance with the following schedule. In addition, Tenant shall pay Base Rent during the Extended Term in accordance with the following schedule. Commencing on January 1, 2003 and continuing through the remainder of the Term (as extended through the New Expiration Date) Tenant shall pay to Landlord the following monthly Base Rent for the Renewal Premises:

January 1, 2003 – December 31, 2003:	$26,299.00 per month ($1.00/s.f./mo.)

January 1, 2004 – December 31, 2004:	$32,873.75 per month ($1.25/s.f./mo.)

January 1, 2005 – December 31, 2005:	$39,488.50 per month ($1.50/s.f./mo.)

In addition to the Base Rent payable by Tenant for the Renewal Premises (as modified above) for the period of January 1, 2003 through December 31, 2005, Tenant shall continue to pay Base Rent for the Additional Premises at the rate contained in the Existing Lease, which for the period from January 1, 2003 through December 31, 2003 is as follows:

January 1, 2003 – December 31, 2003:	$6,105.00 per month ($1.50/s.f./mo.)

Tenant shall continue to pay Operating Costs and Taxes, and any other applicable costs and expenses, during the Term of the Lease (including the Extended Term) in accordance with the provisions of the Existing Lease.

3.    Option to Extend the Term of the Lease.    The Extension Option contained in Section 37 of the Original Lease is hereby deleted and replaced with the following:

“Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant one (1) option to extend the Term of this Lease (this “Extension Option”) for a period of five (5) years on the same terms, conditions and provisions as contained in this Lease, modified as provided herein, except that Tenant shall have no additional option to extend the Term of the Lease beyond the one (1) Extension Option herein contained. If Tenant effectively exercises this Extension Option in accordance with the provisions contained below, the extension period (the “Extension Option Term”) shall commence on January 1, 2006 and shall expire on December 31, 2010.

(a)    The Extension Option must be exercised, if at all, by written notice from Tenant to Landlord, given not more than 12 months and not less than 9 months prior to the New Expiration Date, time being of the essence. Notwithstanding the foregoing, at Landlord’s election, this Extension Option shall be null and void and Tenant shall have no right to renew this Lease if (i) as of the New Expiration Date Tenant is not in occupancy of the entire Premises then demised hereunder or Tenant does not intend to continue to occupy the Premises (but intends to assign this Lease or sublet the space in whole or in part), or (ii) on the date Tenant exercises the Extension Option or on the New Expiration Date, Tenant is either (x) in default under any of Tenant’s monetary obligations under the Lease beyond any applicable grace or notice period, or (y) in material default under any of Tenant’s non-monetary obligations under the Lease beyond any applicable grace or notice period. If Tenant fails to timely give notice of its exercise of the Extension Option, the Extension Option shall thereupon terminate and become void without any requirement of notice from Landlord to Tenant.

(b)    If Tenant effectively exercises this Extension Option, then during the Extension Option Term all of the terms and conditions set forth in this Lease as applicable to the Premises during the previously existing Term shall apply, except that (i) Tenant shall have no further right to extend the Term of this Lease, (ii) Tenant shall take the Premises in their then existing “as-is” state and condition, and (iii) the Base Rent payable by Tenant for the Premises shall be established as provided below. The Base Rent payable during the Extension Option Term shall be equal to ninety-five percent (95%) of the “Fair Market Rental Value” of the Premises (as hereinafter defined), but in no event shall the Base Rent be less than the Base Rent payable for the Premises immediately prior to the commencement of the Extension Option Term.

(c)    “Fair Market Rental Value” shall be determined as of the date that is six (6) months prior to the commencement of the Extension Option Term, and shall include the periodic rental increases, if any, that would be included for space leased for the period of the Extension Option Term, and shall mean the rental rate as of said date for comparable space under primary lease (and not sublease) to renewal tenants in other buildings similar to the Buildings located in the general vicinity of the Premises, taking into consideration (1) the creditworthiness of such other tenant or tenants, (2) the size, configuration and location of the leased premises (including rights to expand or contract), (3) the presence or absence of parking, (4) the term of the letting (including options to extend or shorten the term), and (5) the condition of the leased premises.

(d)    Landlord shall, in response to and within thirty (30) days of Landlord’s receipt of Tenant’s notice exercising the Extension Option, give Tenant written notice of the Fair Market Rental Value, as reasonably determined in good faith by Landlord. Not later than fifteen (15) days after Landlord’s notice to Tenant of Landlord’s determination of the Fair Market Rental Value, Tenant shall timely notify Landlord of whether Tenant accepts or rejects Landlord’s determination of the Fair Market Rental Value. If Tenant does not accept (or Tenant rejects) Landlord’s determination, then Tenant shall give Landlord written notice of Tenant’s then opinion of Fair Market Rental Value. If, within fifteen (15) days after Tenant receives Landlord’s written determination of Fair Market Rental Value, Tenant fails to give Landlord written notice of Tenant’s opinion of Fair Market Rental Value, then Tenant shall be deemed to have accepted Landlord’s determination of Fair Market Rental Value, as contained in Landlord’s written notice to Tenant. Upon Landlord’s receipt of Tenant’s opinion of the Fair Market Rental Value, if Tenant’s written opinion of Fair Market Rental Value is given within the fifteen (15) day period contained above, then Landlord and Tenant shall meet to attempt to agree upon the Fair Market Rental Value. If Landlord and Tenant are unable to agree about Fair Market Rental Value within twenty (20) days after Landlord’s receipt of Tenant’s opinion of Fair Market Rental Value, then Fair Market Rental Value shall be determined by appraisal as provided below.

(e)    If pursuant to the foregoing provisions the Fair Market Rental Value is to be determined by appraisal, the following procedures shall be implemented:

(i)    Within fifteen (15) days after the expiration of the twenty (20) day period set forth above for the mutual agreement of Landlord and Tenant as to the Fair Market Rental Value, Landlord and Tenant shall each, at its cost, engage a real estate appraiser to act on its behalf in determining the Fair Market Rental Value. Each appraiser so selected shall be certified as an MAI appraiser and shall have had at least 5 years recent experience as a real estate appraiser working in the vicinity of the Premises, with working knowledge of current rental rates and practices for similar type buildings and projects as contained in, and located at, the Buildings. If a party does not appoint an appraiser within such fifteen (15)-day period but an appraiser is appointed by the other party, the single appraiser appointed shall be the sole appraiser and shall set the Fair Market Rental Value. If two appraisers are appointed by the parties, each shall promptly appraise the Fair Market Rental Value and they shall thereupon deliver to Landlord and Tenant their respective written appraisals of Fair Market Rental Value. If the appraisers are in agreement, their appraisals shall establish the Fair Market Rental Value. If they are not in agreement, then the arbitration provisions contained in Subsection (ii) below shall be used to determine Fair Market Rental Value.

(ii)    If the Fair Market Rental Value is not determined through the foregoing procedure, then the two appraisers shall promptly select a third appraiser (the “Arbitrator”) meeting the qualifications stated above. Landlord and Tenant shall each bear one-half (1/2) of the Arbitrator’s fee. The Arbitrator shall not be told of the appraisal determinations of the other two appraisers and shall promptly conduct its own appraisal of the Fair Market Rental Value. When the Arbitrator has made its determination of Fair Market Rental Value, it shall give written notice thereof to the appraisers appointed by Landlord and Tenant. Within five (5) business days following receipt of the Arbitrator’s determination, the appraisers selected by Landlord and Tenant shall submit their estimates of Fair Market Rental Value to the Arbitrator. The Arbitrator shall select only one (1) of the two (2) determinations of Fair Market Rental Value submitted to the Arbitrator by the appraisers selected by Landlord and Tenant, and such determination shall be binding upon Landlord and Tenant. The Arbitrator shall not average appraisals or otherwise select any other determination of Fair Market Rental Value, except one (1) of the two (2) submitted by the appraisers selected by Landlord and Tenant. If Tenant’s determination of Fair Market Rental Value is selected by the Arbitrator, then Landlord shall bear all of the costs and fees of the Arbitrator. If Landlord’s determination of Fair Market Rental Value is selected by the Arbitrator, then Tenant shall bear all of the costs and fees of the Arbitrator.”

4.    Right of First Offer.    The Right of First Offer contained in Section 36 of the Original Lease is hereby terminated and replaced with the following Right of First Offer:

“36.    RIGHT OF FIRST OFFER.

(a)    Provided that Natus Medical, Inc. has not assigned this Lease or sublet any or all of the Premises other than to an Affiliate (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease, and any Affiliate of Tenant, and shall not be transferable or exercisable for the benefit of any Transferee, except for an Affiliate), and provided Tenant is either (x) not in default under any of Tenant’s monetary obligations under the Lease beyond any applicable grace or notice period, or (y) not in material default under any of Tenant’s non-monetary obligations under the Lease beyond any applicable grace or notice period at the time of the exercise of any such right or at any time thereafter until delivery of possession of the space to Tenant, subject to any and all rights granted by Landlord or asserted by others with respect to such space (including renewal and extension rights and rights of first offer, first negotiation, first refusal or other expansion rights), and subject to Landlord’s right to extend or renew any then existing lease of the space, Tenant shall have a one-time right of first offer to lease the following space in the Project: 4,100 square feet at the following address: 1585 Industrial Road, San Carlos, California (the “ROFO Space”). The ROFO space is shown on Exhibit A attached hereto and made a part hereof.

(b)    Such right of first offer (i) may only be exercised with respect to the ROFO Space if and when the ROFO Space becomes vacant during the Term following expiration or other termination of the previous lease for the ROFO Space, and (ii) may only be exercised with respect to all of the space being offered by Landlord. If the ROFO Space becomes available, Landlord shall offer to lease such space to Tenant at the same rent and on the same terms that Landlord intends to offer to other prospective tenants. Tenant shall have seven (7) Business Days following receipt of Landlord’s offer with respect to the ROFO Space within which to notify Landlord in writing of its intention to lease such space, and such notice, if given by Tenant, shall constitute an acceptance of Landlord’s terms for the lease of such ROFO Space. If Tenant exercises such right of first offer, the ROFO Space shall be leased to Tenant on the same terms and conditions as are contained in this Lease except for the economic and other terms specifically set forth in Landlord’s notice, and the parties shall execute an amendment to this Lease to include such space in the Premises and otherwise to provide for the leasing of such ROFO Space on such terms. If Tenant fails so to exercise Tenant’s right of first offer within such seven (7) Business Day period, Landlord may thereafter lease such ROFO Space to other prospective tenants; provided, however, that if Landlord proposes to lease such space at an effective rent that is less than ninety percent (90%) of the effective rent proposed to Tenant, or upon other terms which are substantially more favorable to the prospective tenant, Landlord shall first re-offer such ROFO Space to Tenant at such lower rent and/or more favorable terms in accordance with the provisions of this paragraph.

(c)    If Tenant does not lease the ROFO Space from Landlord when it is first offered to Tenant by Landlord or when it is re-offered to Tenant because the economic terms first offered to Tenant have materially changed, as described in the last sentence of paragraph (b) above, then this right of first offer shall terminate and Tenant shall have no further rights to lease any of the ROFO Space.”

5.    Broker.    Landlord agrees to pay a commission to CB Richard Ellis (the “Broker”) pursuant to a separate agreement between Landlord and Broker. Tenant represents and represents to Landlord that in negotiating or making of this Amendment neither Tenant nor anyone acting on Tenant’s behalf has contractually engaged any real estate broker or finder who might be entitled to a fee or commission for this Amendment. Tenant shall indemnify and hold harmless Landlord against any claim or claims, including expenses and attorneys’ fees incurred by Landlord directly in connection with defending any such claim(s), asserted by any real estate broker (other than Broker) for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s Representatives in connection with this transaction.

6.    Full Force and Effect; No Other Amendment.    Except as amended by this Amendment, the Existing Lease has not been amended or modified; and all of the terms and provisions of the Existing Lease, as modified by this Amendment, remain unmodified and in full force and effect. Landlord and Tenant hereby ratify the Existing Lease, as amended herein. The Lease contains the entire agreement between Landlord and Tenant regarding the subject matters contained herein, and supercedes all prior of contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment is hereby executed and delivered in multiple counterparts, each of which shall have the force and effect of an original.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

San Carlos Co-Tenancy, a tenancy in common		Natus Medical, Inc., a Delaware corporation

By:	/s/ R. BRUCE MOSBACHER	By:	/s/ TIM C. JOHNSON
Name:	R. Bruce Mosbacher	Name:	Tim C. Johnson
Title:		Title:	President and CEO

By:	/s/ JOHN HAMILTON	By:
Name:	John Hamilton	Name:
Title:	Member	Title: